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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
VitaCube Systems Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VITACUBE SYSTEMS HOLDINGS, INC.
480 South Holly Street
Denver, Colorado 80246

PROXY STATEMENT AND
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 22, 2005

To the shareholders of VitaCube Systems Holdings, Inc.:

        The Annual Meeting of the shareholders of VitaCube Systems Holdings, Inc. will be held at our executive offices located at 480 South Holly Street, Denver, Colorado 80246, at 10:00 A.M. on July 22, 2005, or at any adjournment or postponement thereof, for the following purposes:

  1.
  To elect four directors of the Company.

  2.
  To increase the number of shares issuable under our Stock Incentive Plan from 1,000,000 shares to 1,800,000 shares.

  3.
  To transact such other business as may properly come before the meeting.

        Details relating to the above matters are set forth in the attached Proxy Statement. All of our shareholders of record as of the close of business on June 6, 2005 will be entitled to notice of and to vote at such meeting or at any adjournment or postponement thereof.

        All shareholders are cordially invited to attend the meeting. If you do not plan to attend the meeting, you are urged to sign, date and promptly return the enclosed proxy. A reply card is enclosed for your convenience. The giving of a proxy will not affect your right to vote in person if you attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS
Earnest Mathis, Jr. Chief Executive Officer

June 10, 2005

PROXY STATEMENT

VITACUBE SYSTEMS HOLDINGS, INC.
480 South Holly Street
Denver, Colorado 80246
Telephone: (303) 316-8577

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 22, 2005

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of VitaCube Systems Holdings, Inc. (the "Company," "we," or "us"), a Nevada corporation, of $.001 par value common stock ("Common Stock") to be voted at the Annual Meeting of Shareholders of the Company ("Annual Meeting") to be held at 10:00 A.M. on July 22, 2005, or at any adjournment or postponement thereof. We anticipate that this Proxy Statement and the accompanying form of proxy will be first mailed or given to all shareholders of the Company on or about June 10, 2005. The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated thereon. Unless otherwise directed, votes will be cast for the election of the nominees for directors hereinafter named and for increasing the shares authorized for issuance under our Stock Incentive Plan. The holders of a majority of the shares represented at the Annual Meeting in person or by proxy will be required to elect directors and approve any other proposed matters.

        Any shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice of such revocation to us, by substituting a new proxy executed at a later date, or by requesting, in person, at the Annual Meeting, that the proxy be returned.

        All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the materials enclosed herewith and all costs of soliciting proxies will be paid by us. In addition to the solicitation by mail, proxies may be solicited by our officers and regular employees by telephone, telegraph or personal interview. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and we may reimburse such persons for reasonable out of pocket expenses incurred by them in so doing.

VOTING SHARES AND PRINCIPAL SHAREHOLDERS

        The close of business on June 6, 2005 has been fixed by our Board of Directors as the record date (the "record date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On the record date, there were outstanding 9,534,043 shares of Common Stock. Each share of Common Stock entitles the holder thereof to one vote on each matter which may come before the Annual Meeting. Cumulative voting for directors is not permitted. A majority of the issued and outstanding shares entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum at any shareholders' meeting.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information with respect to the ownership of our Common Stock as of the record date, by (i) each person who is known by us to own of record or beneficially more than 5% of our Common Stock, (ii) each of our directors and (iii) all officers and directors as a group. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock. Shareholdings include shares held by family members. The addresses of the individuals listed below are in the Company's care at 480 South Holly Street, Denver, Colorado 80246 unless otherwise noted.

Name and Address	Number of Shares(1)		Percent of Class(2)
Earnest Mathis, Jr. Chief Executive Officer and Director	334,432	(3)	3.4%
Timothy Transtrum Chief Operating Officer	12,500	(4)	*
Mary Pat O'Halloran Chief Financial Officer	24,750	(5)	*
David Litt Vice President of Sales and Marketing	10,000	(6)	*
Doug Ridley Director	5,000	(7)	*
John B. McCandless Director	5,000	(7)	*
Anthony DiGiandomenico Director 401 Wilshire Blvd., Ste. 1020 Santa Monica, CA 90401	170,895	(8)	1.8%
All officers and directors as a group (7 persons)	562,577		5.7%
Sanford D. Greenberg Founder	2,735,406	(9)	28.1%
Warren Cohen 595 South Broadway, Suite 200 Denver, CO 80209	1,338,800		14.0%

*
Less than 1%

(1)
Includes stock options exercisable within 60 days from the date hereof.

(2)
Percentages are rounded to nearest one-tenth of one percent. Options that are exercisable within 60 days of the date hereof, are deemed to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

(3)
Includes shares either held directly or through entities that are controlled by Earnest Mathis, Jr. or as custodian for a minor child and includes 171,500 shares issuable pursuant to options which are exercisable within 60 days from the date hereof, and 162,332 shares held of record.

(4)
Comprised of 12,500 shares issuable pursuant to options which are exercisable within 60 days from the date hereof.

(5)
Includes 14,750 shares issuable pursuant to options which are exercisable within 60 days from the date hereof, and 10,000 shares held of record.

(6)
Comprised of 10,000 shares issuable pursuant to options which are exercisable within 60 days from the date hereof.

(7)
Comprised of 5,000 shares issuable pursuant to options which are exercisable within 60 days from the date hereof.

(8)
Includes 99,095 shares issuable pursuant to public warrants and 5,000 shares pursuant to options which are exercisable within 60 days from the date hereof and 66,800 shares held of record.

(9)
Includes shares either held directly or as custodian for a minor child and includes 216,000 shares issuable pursuant to options which are exercisable within 60 days from the date hereof, and 2,519,406 shares held of record. The voting rights of the shares held of record are subject to a voting trust agreement. See "Related Party Transactions."

ELECTION OF DIRECTORS

        At the Annual Meeting, our shareholders will elect four directors. Cumulative voting is not permitted in the election of directors. In the absence of instructions to the contrary, the person named in the accompanying proxy will vote in favor of the election of each of the persons named below as our nominees for directors. All of the nominees are presently members of the Board of Directors and their names and biographical information are set forth below. Each of the nominees has consented to be named herein and to serve if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but if such should occur, the person named in the proxy intends to vote for the election in his stead of such person as our Board of Directors may recommend. The table below also includes biographical information concerning our executive officers.

        The following sets forth certain information regarding each of our directors and executive officers:

Name	Age	Position	Committee
Earnest Mathis, Jr.	45	Chairman, Chief Executive Officer and President	—
Timothy Transtrum	42	Chief Operating Officer	—
Mary Pat O'Halloran	47	Chief Financial Officer	—
David Litt	39	Vice President Sales and Marketing	—
Doug Ridley	49	Director	Compensation
John B. McCandless	57	Director	Audit/Compensation
Anthony DiGiandomenico	38	Director	Audit/Compensation

        Directors hold office until the next annual meeting of stockholders following their election unless they earlier resign or are removed as provided in the bylaws. Our Board of Directors has determined that our directors, other than Mr. Mathis, are "independent directors" under the American Stock Exchange listing standards. Our officers serve at the discretion of our Board of Directors.

        The following is a summary of our directors' and executive officers' business experience. The Board recommends a vote FOR the election of each nominee below.

        Earnest Mathis, Jr., Chairman, Chief Executive Officer and President.    Mr. Mathis was appointed as our Chairman, Chief Executive Officer and President on March 2, 2005. Prior to its merger with VitaCube Systems, Inc. Mr. Mathis served as Instanet's Chief Executive Officer and a director from February 2001 to June 2003. Mr. Mathis has been President and a director of Inverness Investments, Inc., a privately held financial consulting company, since January 1987. Mr. Mathis has also been Manager of Amerigolf, LLC, a private golf course development company, since February 1998. He has also been the founder and current manager of Waveland Ventures, LLC, a private capital management company, since March, 2002. Mr. Mathis has also been a manager of Waveland Colorado Ventures, LLC, a Colorado certified capital company that invests and loans money to Colorado-based businesses, since March 2002. Mr. Mathis has been Chief Executive Officer, Chief Financial Officer and a director of Petramerica, a public development stage company, since April 2002.

Mr. Mathis has also been President and a director or Zedik Enterprises, Inc. and VOV Enterprises, Inc., both public development stage companies, since April 1996. Mr. Mathis was managing director of Integrated Medical Services, Inc., ("IMS") a medical waste transport company, from January 1997 to December 2004. In March 1999, IMS sold 100% of its assets to Stericyle, a publicly traded company. From February 2001 through December 2002, Mr. Mathis served as President, Chief Financial Officer and a director of Care Concepts I, Inc., a public development stage company, that acquired Ibid America, Inc. in December 2002. From January 1999 through January 2002, Mr. Mathis served as Chief Executive Officer, Chief Financial Officer and as the sole director of Milestone Capital, Inc., a public development stage company that acquired Elite Agents, Inc. in January 2002. From April 1987 to June 2000, Mr. Mathis was President and a director of Haleakala Enterprises, Inc., a public development stage company that merged with One Dentist.Com in June 2000.

        Timothy Transtrum, Chief Operating Officer.    Mr. Transtrum joined us on February 2, 2004, as Chief Operating Officer. Prior to that, he was President and Chief Operating Office for NutriHealth USA, a division of the global nutrition company Natural Health Holdings LTD, from May 2002 to February 2004. From February 1999 to May 2000, he served as Vice President of Operations and International Development for Oasis Wellness Network, a network marketing company. From February 1998 to February 2004, Mr. Transtrum also was President of TF Transtrum Associates, an operations and retention consulting firm. From 1991 to 1998, he worked for Melaleuca Inc., a network marketing company, during which time he became Director of International Operations.

        Mary Pat O'Halloran, Chief Financial Officer.    Ms. O'Halloran has served as our Chief Financial Officer since January 1, 2002. Ms. O'Halloran served as a consultant to us from October 2001 until January 1, 2002. From July 1998 to October 2001, Ms. O'Halloran was the Information Systems Manager for Experimental and Applied Sciences, Inc., a nutritional supplement company. From September 1997 to July 1998, Ms. O'Halloran performed financial consulting through her consulting company Mpatt System and from November 1989 to September 1997 she was the Chief Financial Officer for Page Digital, Inc., a software company that develops and markets an enterprise software package for the catalog industry.

        David Litt, Vice President of Sales and Marketing.    Mr. Litt joined us as our Vice President of Sales and Marketing on October 1, 2004. Mr. Litt was an independent consultant for us from February 2004 until October 1, 2004, through his consulting business that he conducted from January 2003 until October 2004. From October 1998 to January 2003, Mr. Litt was the Chief Sales and Marketing Officer for Oasis Wellness Network, a network marketing company and from June 1996 to October 1998 he was the Vice President of Marketing for Mercantile Stores, Inc., a retail department store.

        Doug Ridley, Director.    Mr. Ridley was appointed as a director on January 1, 2004, and serves on our Compensation Committee. Mr. Ridley was an independent consultant to us from April 2003 until December 31, 2003. Mr. Ridley is currently President of Simply Because, a gift products network marketing company and since 1997, has been President of Chad Management Co., LLC, a nutritional products network marketing company.

        John B. McCandless, Director.    Mr. McCandless was appointed as a director on February 19, 2004, and serves on our Audit and Compensation Committees. Mr. McCandless is currently the Vice President of Technical Services at Weider Nutrition International, Inc. Mr. McCandless provided operations and product consulting services to nutrition and direct selling companies as a consultant from November 2002 to October 2003, and from October 1995 to November 2002, he served as Senior Vice President and Chief Operating Officer for USANA Health Sciences, a health science company.

        Anthony DiGiandomenico, Director.    Mr. DiGiandomenico was appointed as a director on May 25, 2004, and serves on our Audit and Compensation Committees. Mr. DiGiandomenico

co-founded MDB Capital Group LLC, a NASD member broker-dealer, in 1997 and serves as a managing director of the firm. From 1990 to 1995, he served as President and Chief Executive Officer of the Digian Company, a real estate development company. He currently serves on the Board of Directors of Orion Acquisition Corp. II, a corporation which files reports pursuant to the Securities Exchange Act of 1934, which was formed in 1995 to acquire an operating business by purchase, merger or otherwise.

        There are no family relationships between or among our executive officers and directors.

        Mr. McCandless works for Weider Nutrition International, Inc., a competitor of ours, in the nutritional supplement market. We believe that his services as a director are valuable to us. In the event a conflict arises between Mr. McCandless and us in connection with his Board duties, he will recuse himself from Board deliberations and decisions relating to the conflict.

BOARD OF DIRECTORS

Board Committees

        The standing committees of the Board of Directors are comprised of the Audit Committee and the Compensation Committee.

        The Audit Committee oversees our conduct of the financial reporting processes, including (i) reviewing with management and the outside auditors the audited financial statements included in our Annual Report, (ii) reviewing with the outside auditors the interim financial results included in our quarterly reports filed with the SEC, (iii) discussing with management and the outside auditors the quality and adequacy of internal controls, and (iv) reviewing the independence of the outside auditors.

        The Compensation Committee is comprised of Messrs. Ridley, McCandless and DiGiandomenico. At the direction of the full Board, the Compensation Committee reviews and makes recommendations with respect to compensation of our directors, executive officers and senior management. The Compensation Committee administers our Stock Incentive Plan. The Compensation Committee met once during 2004 and approved various other matters by unanimous written consent.

Attendance at Meetings

        The Board held four meetings during 2004. Various matters were also approved by the unanimous written consent of the directors during the last fiscal year. Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which such director served. We have no formal policy with respect to the attendance of Board members at the annual meeting of shareholders but encourage all incumbent directors and director nominees to attend each annual meeting of shareholders.

Director Compensation

        No compensation was paid to directors in 2004, except reimbursement of expenses.

Nomination of Directors

        The full Board acts in place of a nominating committee to investigate qualified nominees for election to the Board when vacancies occur. The Board has not adopted any charter or formal procedures with respect to its consideration of director nominees.

        The Board strives to identify and attract director nominees with a variety of experience who have the business background and personal integrity to represent the interests of all shareholders. Although the Board has not established any specific minimum qualifications that must be met by a director nominee, factors considered in evaluating potential candidates include educational achievement, managerial experience, business acumen, financial sophistication, insurance industry expertise and strategic planning and policy-making skills. Depending upon the current needs of the Board, some factors may be weighed more or less heavily than others in the Board's deliberations. The Board evaluates the suitability of a potential director nominee on the basis of written information concerning the candidate, discussions with persons familiar with the background and character of the candidate and personal interviews with the candidate.

EXECUTIVE COMPENSATION

        The following table sets forth information with respect to compensation earned in 2003 and 2004 by our then Chief Executive Officer, Sanford D. Greenberg. No other executive officer received cash compensation from us of $100,000 or more in 2003 or 2004.

Summary Compensation Table

						Long Term Compensation
		Annual Compensation
						Securities Underlying Securities Options(#)
Name and Principal Position	Years	Salary ($)	Bonus($)	Other Annual Compensation($)				All Other Compensation($)
Sanford D. Greenberg Chairman and Chief Executive Officer	2004 2003	114,905 4,445	-0- -0-	17,631 4,127	(1) (1)	800,000 -0-	(2)	-0- -0-

(1)
Includes auto allowance.

(2)
Of this amount, options to purchase 325,000 shares of Common Stock were forfeited by Mr. Greenberg in March and April 2005.

        Sanford D. Greenberg entered into an employment agreement with us, effective as of April 1, 2004. Mr. Greenberg's employment agreement provided for his employment as our Chief Executive Officer and President. On March 2, 2005, in connection with Mr. Greenberg's resignation as Chairman, Chief Executive Officer and President, Mr. Greenberg's employment agreement was amended and restated to provide that his primary duties involve training, motivating, and recruiting our independent distributors. Mr. Greenberg will receive a salary of $150,000 per year and may receive bonuses in such amounts as determined by our Board of Directors. Mr. Greenberg will also be eligible to participate in bonuses on the same basis as our executives under any executive bonus plan adopted by us. Either party may terminate the agreement upon 30 days prior written notice. Additionally, Mr. Greenberg may be terminated for "just cause" as defined in the employment agreement upon one business day's prior written notice. Mr. Greenberg may terminate his employment for "good reason" as defined in the employment agreement. If we terminate Mr. Greenberg without just cause or he terminates his employment for good reason, he is entitled to three years salary payable over 36 months. Mr. Greenberg's employment agreement also includes a non-competition provision for a period of two years after his termination of employment or, if later, one year after final payment of any pay-out provision upon termination.

        In connection with his employment agreement dated April 1, 2004, Mr. Greenberg also received stock options to purchase 800,000 shares of our Common Stock at $3.00 per share. The options vest over four years provided that Mr. Greenberg is still employed by us and are exercisable for five years after vesting. If Mr. Greenberg is terminated without just cause, all his unvested options vest and are exercisable for a period of five years from the date of termination. If Mr. Greenberg is terminated for just cause, all unexercised options terminate as of his date of termination. In March and April 2005, Mr. Greenberg forfeited options to purchase 325,000 shares of our Common Stock.

        Earnest Mathis, Jr. entered into an employment agreement with us, effective March 2, 2005, providing for his employment as our Chief Executive Officer and President. The employment agreement is for a two-year term and provides that he will devote approximately 80% of his business time to us. Mr. Mathis receives a salary of $150,000 per year and may receive bonuses in such amounts as determined by our Compensation Committee. Mr. Mathis is eligible to participate in bonuses on the same basis as other executives under any executive bonus plan adopted by us. Either party may terminate the agreement upon 30 days prior written notice. Additionally, Mr. Mathis may be terminated immediately for "just cause" as defined in the employment agreement. Mr. Mathis may also terminate his employment for "good reason" as defined in the employment agreement. If we terminate Mr. Mathis without just cause or he terminates his employment for good reason, he is entitled to one year's salary payable over 12 months. Mr. Mathis' employment agreement also includes a non-competition provision for a period of one year after his termination of employment.

        Pursuant to his employment agreement, Mr. Mathis also received stock options to purchase 275,000 shares of our Common Stock at $3.00 per share. One half of the options were vested as of the date of the grant and the balance vest on the one-year anniversary of the grant provided that Mr. Mathis is still employed by us. The options are exercisable for five years after vesting. If Mr. Mathis is terminated without just cause or he terminates his employment for good reason, all his unvested options vest and are exercisable for a period of five years from the date of termination. If Mr. Mathis is terminated for just cause, all unexercised options terminate as of his date of termination.

        Timothy Transtrum entered into an employment agreement with us, effective as of February 2, 2004. Mr. Transtrum's employment agreement provides for his employment as our Chief Operating Officer. Mr. Transtrum receives a salary of $110,000 per year and may receive bonuses in such amount as determined by the Compensation Committee. Mr. Transtrum is eligible to participate in bonuses on the same basis as other executives under any executive bonus plan adopted by us. Either party may terminate the agreement upon 14 days prior written notice. Additionally, Mr. Transtrum may be terminated for "just cause" as defined in the employment agreement upon one business day's prior written notice. If Mr. Transtrum is terminated by us without just cause, he is entitled to a minimum six months salary payable over six equal monthly installments, and 50% of his unvested stock options would vest immediately. In the event we experience a change in control, Mr. Transtrum, at his option, may terminate his employment and require us to pay him two months of his then existing salary for each full year of employment with us, up to a maximum of six months salary.

        Pursuant to his employment agreement, Mr. Transtrum also received stock options to purchase 50,000 shares of our Common Stock at $5.00 per share. The options vest over four years provided that Mr. Transtrum is still employed by us and are exercisable for five years. If Mr. Transtrum is terminated for just cause, all unexercised options terminate as of his date of termination.

        David Litt entered into an employment agreement with us, effective as of October 1, 2004. Mr. Litt's employment agreement provides for his employment as our Vice President of Sales and Marketing. Mr. Litt receives a base salary of $150,000 per year plus a bonus of up to a maximum of $150,000 per year based on the performance of the Company. He is eligible for bonuses based on certain performance criteria as set forth in his employment agreement and may receive additional bonuses in such amount as determined by our Board. Either party may terminate the agreement upon 15 days prior written notice. Additionally, Mr. Litt may be terminated for "just cause," as defined in the employment agreement, upon one business day's prior written notice. If Mr. Litt is terminated by us without just cause he is entitled to two months' base salary, any performance salary earned and any accrued but unpaid bonus. Mr. Litt will not be entitled to any severance benefits if, within six months of his termination of employment, he is employed by or becomes an advisor to one of our competitors.

        Pursuant to his employment agreement, Mr. Litt also received stock options to purchase 80,000 shares of our Common Stock at $5.00 per share, 30,000 of which are contingent based on meeting certain performance criteria as set forth in his employment agreement. The 50,000 non-contingent options vest over four years, with the first 10,000 shares vesting on October 1, 2004. Once the performance criteria are met, the contingent options will vest on the same schedule as the non-contingent options. The non-contingent options and the contingent options, if earned, are exercisable for five years provided that Mr. Litt is still employed by us. If Mr. Litt is terminated without just cause, he is entitled to any earned but not issued stock options based on the performance criteria and all vested options, all of which will terminate in accordance with the provisions of our equity incentive plan. All unvested stock options will terminate as of his date of termination.

Stock Options

        The following table sets forth the options granted in 2004 to our then Chief Executive Officer:

Option Grants in 2004

Name	Number of securities underlying options granted (#)		Percent of total options granted to employees in calendar year	Exercise or base price ($/Sh)	Expiration date
Sanford D. Greenberg	800,000	(1)	86%	$3.00	2013

(1)
Of this amount, options to purchase of 375,000 shares of Common Stock were forfeited by Mr. Greenberg in March and April 2005.

        The following table sets forth information with respect to the December 31, 2004 option values held by Mr. Greenberg:

			Number of Unexercised Options At December 31, 2004		Value of Unexercised In The Money Options At December 31, 2004(1)
Name	Shares Acquired on Exercise (#)	Value realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Sanford D. Greenberg	-0-	-0-	16,000	800,000	-0-	$440,000

(1)
The value of each option is based on $3.55, the last reported sales price of the Common Stock as reported by the OTC Bulletin Board Market on December 31, 2004, less the exercise price payable for such shares.

RELATED PARTY TRANSACTIONS

        We were organized in January 2001, and at that time, sold 90,000 shares of Common Stock to one of our founders, officers and directors, Earnest Mathis, Jr. or entities controlled by Earnest Mathis Jr., for $10,000 ($0.11 per share) and 180,000 shares to the other founder, Van R. Perkins, for $20,000 ($.011 per share).

        We lease our current corporate office space from Arnold Greenberg, the father of our founder, Sanford D. Greenberg. We paid $46,800, $42,000 and $36,000 in rent for the years ended December 31, 2002, 2003 and 2004, respectively. Our current lease, based upon a rent of $3,090 per month, expires at the end of December 2005, with a one-year extension right based upon a rent of $3,180 per month.

        On June 30, 2002, prior to the Instanet merger with us, we agreed to repurchase 2,131,952 shares of our Common Stock from Warren Cohen, a founder and former director; in exchange he returned an additional 116,925 shares and received a long-term subordinated note for $1,335,861, which included additional monies loaned to us and accrued interest. We did not have a market for our Common Stock at the time of this transaction. The note provided for interest at 8% per year with principal and interest payable from 25% of adjusted quarterly net income. Accrued interest on the note as of December 31, 2003, was $160,450. On March 31, 2004, this note and all accrued interest were converted into 1,015,304 shares of our Common Stock at a conversion price of $1.50 per share, the price for which shares of Common Stock were being sold in a private offering of our securities. This price was determined pursuant to arms-length negotiations between third party investors and us, and the conversion of the above debt owed to Mr. Cohen was a condition to completing the private offering. On March 31, 2004, the trading price for our Common Stock was $2.55 per share; however, our Common Stock was thinly traded.

        Sanford D. Greenberg converted $133,127 and $166,873 that he advanced us plus accrued interest into long-term subordinated loans on June 30, 2002 and September 30, 2002, respectively. These notes provided for interest at 8% per year with principal and interest payable from 5% of our adjusted quarterly net income. Accrued interest on the notes as of December 31, 2003, was $34,040. Also on June 30, 2002, Mr. Greenberg contributed $788,780 of advances as additional paid in capital. On December 31, 2002, Mr. Greenberg converted $200,000 that he advanced us into a bridge loan with interest at 10% per year, principal and interest due December 31, 2003. As part of the terms of the bridge loan, Mr. Greenberg was granted an option to purchase 16,000 shares of our Common Stock at $5.00 per share. As of December 31, 2003, Mr. Greenberg had advanced an additional $110,040 which was due on demand accruing interest at 10% per year. As of December 31, 2003, accrued interest on the advance was $6,776. On March 31, 2004, Mr. Greenberg converted $500,000 of principal and $63,674 of accrued interest on the long term subordinated loan and the bridge loan into 375,783 shares of our Common Stock at a conversion price of $1.50 per share, the price for which shares of Common Stock were being sold in a private offering of our securities. This price was determined pursuant to arms-length negotiations between third party investors and us, and the conversion of the above debt owed to Mr. Greenberg was a condition to completing the private offering. On March 31, 2004, the trading price for our Common Stock was $2.55 per share; however, our Common Stock was thinly traded.

        On February 28, 2005, Sanford D. Greenberg entered into a Voting Trust Agreement, covering all of the shares of our Common Stock held by him and any shares of Common Stock subsequently acquired by him. The Voting Trust Agreement is for a term of five years and will terminate earlier on the happening of certain events. During the term of the Voting Trust Agreement, the voting trustee is entitled to vote the shares covered by the trust in connection with any shareholder action. The voting trustee is required to vote the shares subject to the trust, as directed by our independent Board members. If the independent Board members fail to instruct the voting trustee, the voting trustee must vote the shares in the same manner as the votes cast by a majority of shares received by us on the matter. The initial voting trustee is Earnest Mathis Jr., our Chief Executive Officer. Mr. Greenberg is permitted to transfer the shares subject to the Voting Trust Agreement subject to compliance with the securities laws and any lock-up agreement covering the shares.

        In December 2003, Earnest Mathis, Jr. advanced us $50,000, evidenced by a promissory note. As part of the consideration for the loan, Mr. Mathis received an option to purchase 2,000 shares of our Common Stock at $5.00 per share. The option is fully vested and exercisable for five years. The promissory note provided for interest at 18% per annum and was due 30 days after the loan was funded. The note further provided that, in the event the note was not paid when due, Mr. Mathis was entitled to (i) an additional option to purchase 20,000 shares of our Common Stock at $5.00 per share (with this option having the same terms as the option for 2,000 shares) and (ii) conversion of the note into shares of our Common Stock at a price of $2.50 per share. This note was not paid when due, and in January 2004, Mr. Mathis was granted the second option to purchase 20,000 shares of our Common Stock at $5.00 per share. During January 2004, we borrowed an additional $50,000 from Mr. Mathis. The terms of the note were the same as the loan made in December 2003. An option to purchase 2,000 shares of our Common Stock at $2.50 per share was granted as partial consideration for this loan. This note was not paid when due, and in February 2004, Mr. Mathis was granted a second option to purchase 10,000 shares of our Common Stock at $2.50 per share. In February 2004, Mr. Mathis converted the principal of the notes payable totaling $100,000 into 40,000 shares of our Common Stock at $2.50 per share, forgiving a total of $2,441 in accrued interest.

        On March 2, 2005, Mr. Mathis agreed to advance funds to us on an as needed basis up to a maximum of $200,000, evidenced by a short-term promissory note. The note provided that the advances together with interest at 10% per annum were to be due and payable on the earlier of May 30, 2005, or the closing of our April 2005 public offering. The note was paid in full in April 2005.

        Mr. DiGiandomenico, a Director, is a managing member of MDB Capital LLC, the placement agent in a private offering of our Common Stock to accredited investors which we completed in April 2004. As compensation, MDB Capital LLC received a warrant to purchase 224,398 shares of Common Stock exercisable at $1.50 per share until April 15, 2009. In addition, employees and owners of MDB received warrants with the same terms with respect to 210,026 shares of our Common Stock, including a warrant for 99,095 shares issued to Mr. DiGiandomenico. The conversion price of the warrants was based on the offering price of our Common Stock in the then just completed private offering. At the time the trading price for our Common Stock was $2.55 per share; however, our Common Stock was thinly traded.

        Mr. Ridley, a Director, served as a consultant to us in 2003, assisting us in establishing our network marketing program, for approximately 10 hours per week. He received total fees of $36,000.

        Mr. Litt, our Vice President of Sales and Marketing, served as a consultant to us in 2004, regarding sales and marketing activities including the launch of our network marketing program. Mr. Litt consulted for 16 to 24 hours per week and received total fees of $75,000, prior to his employment on October 1, 2004.

PROPOSAL TO INCREASE THE NUMBER OF SHARES
ISSUABLE UNDER OUR STOCK INCENTIVE PLAN

        During October 2002, our stockholders approved our 2002 Stock Incentive Plan (the "2002 Plan"), a stock option plan that included incentive and non-qualified stock options and restricted stock. The aggregate number of shares of Common Stock that could be granted by us pursuant to the 2002 Plan could not exceed a maximum of 300,000 shares of Common Stock.

        The 2002 Plan provided that with respect to incentive stock options (ISOs) the option price per share must be at least the fair market value (as determined by the compensation committee, or in lieu thereof, the Board of Directors) of the Common Stock on the date the stock option was granted or based on daily quotes from an exchange or quotation system designated by the compensation committee as the primary market for the shares. Under the 2002 Plan, if for any reason, a change in control occurred, all shares subject to the 2002 Plan immediately became vested and exercisable.

        In June 2003, in connection with the reverse acquisition of Instanet, a new stock option plan (the "2003 Stock Incentive Plan") was adopted by us, with the same terms and conditions as the prior plan, except for an increase in the number of shares to be granted under the 2003 Stock Incentive Plan to 800,000 shares of our Common Stock. Options under the 2003 Stock Incentive Plan were substituted for options granted under the 2002 Plan. This modification in substance is treated as though we exchanged newly issued options with an exercise price of $5.00 per share for the options that had been issued under the 2002 Plan, with our Company incurring additional compensation cost for any incremental increase in value received by the option recipients under the 2003 Stock Incentive Plan. For vested options, the compensation cost is the excess of the value of the modified options over the original options, and such cost was recognized in 2003. Under the 2003 Stock Incentive Plan, non-vested options are measured similarly, though the excess value, if any, is amortized over the remaining vesting period. As a result of this modification, additional compensation cost was recognized in our consolidated financial statements for the year ended December 31, 2003.

        The 2003 Stock Incentive Plan is intended to attract persons of training, experience, and ability to continue as employees, directors, and consultants of our company, and to furnish additional incentive to such persons to become stockholders of our company.

        The Compensation Committee of our Board of Directors, which we refer to as the "administrator", administers the 2003 Stock Incentive Plan. The administrator has the discretion to interpret the provisions of the 2003 Stock Incentive Plan. The administrator will also determine the persons who will receive awards under the 2003 Stock Incentive Plan, and the number of shares, vesting period, and other terms and conditions of the awards. Our Board of Directors may amend or discontinue the 2003 Stock Incentive Plan at any time, and the 2003 Stock Incentive Plan will expire July 1, 2013.

        Options granted under the 2003 Stock Incentive Plan may be either incentive stock options, as defined under the Internal Revenue Code, or nonqualified options. The expiration date, maximum number of shares purchasable, vesting provisions, and any other provisions of options granted under the 2003 Stock Incentive Plan will be established at the time of grant. The 2003 Stock Incentive Plan administrator will set the term of each option, but no options may be granted for terms of greater than ten years. Options will vest and become exercisable in whole or in one or more installments at such time as may be determined by the plan administrator. With respect to incentive stock options granted, the exercise price may not be less than the fair market value of the Common Stock on the date of grant, and shall not be less than 110% of the fair market value of the Common Stock on the date of grant in the event an optionee owns 10% or more of our Common Stock. With respect to nonqualified options, the exercise price may be less than the fair market value of the Common Stock on the date of grant. If the optionee terminates his or her relationship with our Company for any reason, including death or disability, the optionee (or the optionee's estate) may exercise any vested options for a three-month period following his or her termination.

        We may grant shares of restricted stock under the 2003 Stock Incentive Plan to eligible persons upon the payment of consideration, if any, as determined by the plan administrator. The administrator may establish a performance goal that must be achieved as a condition to the retention of the restricted stock. The performance goal may be based on the attainment of performance measurement criteria, which may differ as to various eligible persons. The administrator will set the performance criteria and will communicate the criteria in writing to the award recipient prior to the commencement of the period to which the performance relates. During the restricted period, and subject to restrictions on transfer of the shares, the award recipient shall have all voting, dividend, liquidation, and other rights with respect to the Common Stock. In the event the eligible person ceases to be an employee, director, or consultant during a restriction period, or in the event performance goals attributable to a restricted stock award are not achieved, the shares subject to the award that have not been earned are subject to forfeiture.

        If any change is made in the Common Stock subject to the 2003 Stock Incentive Plan, or subject to any award granted under the 2003 Stock Incentive Plan (through stock dividends, stock splits, combination of shares, or otherwise), the 2003 Stock Incentive Plan provides that appropriate adjustments will be made as to the aggregate number and exercise prices with respect to each outstanding award. In the event of a merger, consolidation, or other reorganization of our Company, all restrictions relating to restricted stock awards will lapse, and all outstanding stock options will vest. Unless the agreement governing the change in control provides otherwise, upon consummation of the change in control, the 2003 Stock Incentive Plan will terminate and all outstanding options will terminate if not exercised prior to the consummation of the change in control.

        Effective November 17, 2004, the 2003 Stock Incentive Plan was amended to increase the number of shares available to issue under its terms to 1,000,000 shares of our Common Stock.

        We now propose to increase the number of shares available under the 2003 Stock Incentive Plan to 1,800,000 as our Board of Directors has determined that additional options are necessary to attract and retain qualified employees, managers and executive officers and directors. Accordingly, our Board of Directors has determined that it is in our best interest to increase the number of shares issuable under the 2003 Stock Incentive Plan to 1,800,000 shares of our Common Stock, and recommends approval of the proposal.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

        Our executive officers, directors and beneficial owners of more than 10% of our Common Stock are required to file reports of ownership and changes in ownership of the Common Stock with the SEC. Based solely upon information provided to us by individual directors, executive officers and beneficial owners, we believe that all such reports were timely filed during and with respect to the calendar year ended December 31, 2004, except for one Form 3 filing by David Litt, our Vice President of Sales and Marketing, which was three days late due to difficulties experienced by Mr. Litt in obtaining a CIK identification number for his filing.

CODE OF ETHICS

        Our Board of Directors has adopted a Code of Ethics applicable to all of our employees, officers and directors. The Code of Ethics covers compliance with law; fair and honest dealings with the Company, its competitors and others; full, fair and accurate disclosure to the public; and procedures for compliance with the Code of Ethics. This Code of Ethics has been filed as Exhibit 14.1 to our Annual Report on Form 10-KSB for the year ended December 31, 2004.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The following table presents fees for professional services rendered by our independent accountants for the audit of our consolidated financial statements for the calendar years ended December 31, 2003 and 2004, and fees billed for other services rendered by the independent accountants during those years.

	2003	2004
Audit fees for the years ended December 31 and fees for the review of financial statements included in quarterly reports on Form 10-Q:	$32,000	$22,350
Audit-related fees:	$-0-	$-0-
Tax fees:	$4,880	$-0-
Other service fees(2):	$-0-	$2,600

Total:	$36,880	$24,950

(1)
Includes tax compliance, advice and planning.

(2)
Includes consulting and advisory services.

        Our Audit Committee reviews and approves all proposed audit and non-audit services prior to the engagement of independent accountants to perform such services. Therefore, the Audit Committee does not presently have any pre-approval policy or procedures. Review and approval of such services generally occur at the Audit Committee's regularly scheduled quarterly meetings. In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the Audit Committee has delegated to its chairman the authority to approve audit and non-audit services up to a pre-determined level as approved by the Audit Committee. Any audit or non-audit services approved pursuant to such delegation of authority must be reported to the full Audit Committee at its next regularly scheduled meeting. During calendar 2003 and 2004, all audit and non-audit services performed by the Company's independent accountants were approved in advance by the Audit Committee.

PROPOSALS OF SHAREHOLDERS FOR PRESENTATION
AT NEXT ANNUAL MEETING OF SHAREHOLDERS

        Any shareholders of record who desire to submit a proper proposal for inclusion in the proxy materials relating to the next annual meeting of shareholders must do so in writing and it must be received at our principal executive offices prior to our calendar year end. The proponent must be a record or beneficial shareholder entitled to vote at the next annual meeting of shareholders on the proposal and must continue to own the securities through the date on which the meeting is held.

SHAREHOLDER COMMUNICATIONS

        The Board of Directors believes that, in light of the accessibility of its directors to informal communications, a formal process for shareholders to communicate with directors is unnecessary. Any shareholder communication sent to the Board of Directors will be forwarded to all members of the Board without screening. Any shareholder communication to the Board of Directors should be addressed in care of Earnest Mathis, Jr., our Chief Executive Officer and transmitted to us at our offices in Denver, Colorado. In order to assure proper handling, the transmittal envelope should include a notation indicating "Board Communication" or "Director Communication." All such correspondence should identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or only specified individual directors. Mr. Mathis will circulate all such correspondence to the appropriate directors.

REPORT OF AUDIT COMMITTEE

        The Audit Committee oversees our financial reporting process. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed our audited financial statements in our Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and from us including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

        The Committee also discussed with our independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee held one meeting in person and three meetings by written consent during the calendar year ended December 31, 2004.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-KSB for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended and approved the selection of the Company's independent auditors.

OTHER BUSINESS

        We are not aware of any other matters which are to be presented to the Annual Meeting, nor have we been advised that other persons will present any such matters. However, if other matters properly come before the meeting, the individual named in the accompanying proxy shall vote on such matters in accordance with his best judgment.

        The above notice and Proxy Statement are sent by order of the Board of Directors.

                      Earnest Mathis, Jr.
                      Chief Executive Officer

June 10, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY
FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
VITACUBE SYSTEMS HOLDINGS, INC.
TO BE HELD JULY 22, 2005

        The undersigned hereby appoints Earnest Mathis, Jr. as the lawful agent and Proxy of the undersigned (with all the powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes him to represent and to vote, as designated below, all the shares of Common Stock of VitaCube Systems Holdings, Inc. held of record by the undersigned on June 6, 2005, at the Annual Meeting of Shareholders to be held July 22, 2005, or any adjournment or postponement thereof.

1.
Election Of Directors

    FOR the election as a director of all nominees listed below (except as marked to the contrary below).

    WITHHOLD AUTHORITY to vote for all nominees listed below.

NOMINEES:    Earnest Mathis, Jr., Doug Ridley, John B. McCandless, Anthony DiGiandomenico

INSTRUCTION:    To withhold authority to vote for individual nominees, strike through their names, above.

2.
Proposal to increase the number of shares issuable under our Stock Incentive Plan from 1,000,000 shares to 1,800,000 shares.
FOR	AGAINST	WITHHOLD AUTHORITY
3.
In his discretion, the Proxy is authorized to vote upon any matters which may properly come before the Annual Meeting, or any adjournment or postponement thereof.

        It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. Where no choice is specified by the shareholder the proxy will be voted for the election of the directors named in Item 1 above and for the increase in the number of shares issuable under our Stock Incentive Plan.

        The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said Proxy may do by virtue hereof.

        Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:	, 2005

Signature
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
Signature, if held jointly

PLEASE CHECK THIS BOX IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS. ☐

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VITACUBE SYSTEMS HOLDINGS, INC. 480 South Holly Street Denver, Colorado 80246
PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JULY 22, 2005
PROXY STATEMENT
VOTING SHARES AND PRINCIPAL SHAREHOLDERS
ELECTION OF DIRECTORS
BOARD OF DIRECTORS
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in 2004
RELATED PARTY TRANSACTIONS
PROPOSAL TO INCREASE THE NUMBER OF SHARES ISSUABLE UNDER OUR STOCK INCENTIVE PLAN
COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934
CODE OF ETHICS
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
PROPOSALS OF SHAREHOLDERS FOR PRESENTATION AT NEXT ANNUAL MEETING OF SHAREHOLDERS
SHAREHOLDER COMMUNICATIONS
REPORT OF AUDIT COMMITTEE
OTHER BUSINESS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS OF VITACUBE SYSTEMS HOLDINGS, INC. TO BE HELD JULY 22, 2005